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                                                                      EXHIBIT 21

                             List of Subsidiaries


Integrated Produce Systems, Inc., a Pennsylvania corporation
IPS Produce, Inc., a Pennsylvania corporation
Pure Produce, Inc., a Massachusetts corporation
Respire Films, Inc., a Pennsylvania corporation
Crystal Specialty Films, Inc., an Illinois corporation
Agra Research, Inc., an Indiana corporation
NewCorn Co LLC, a Delaware limited liability company
EPL Technologies (Europe) Limited, an English company
EPL Flexible Packaging Limited, an English company
Bakery Packaging Services Limited, an English company
BPS Produce Packaging Limited, an English company
Integrated Produce System Limited, an English company

EPL Technologies S.L., a Spanish company
Fabbri Artes Graficas Valencia S.A., a Spanish company
California Microbiological Consulting, Inc., a California corporation